SETTLEMENT AGREEMENT

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS), (collectively, the “United States”), the State of Tennessee, acting through the Tennessee Attorney General and Reporter and on behalf of its Medicaid program (Tennessee), Diversicare Healthcare Services, Inc. (Diversicare), and Mary Haggard and Bryant Fitzmorris (collectively, “Relators”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.
RECITALS
A.    Diversicare, a group of affiliated entities based in Franklin, Tennessee, currently operates or formerly operated approximately 74 skilled nursing facilities (SNFs) in Tennessee, Kentucky, Florida, Kansas, Missouri, Alabama, Indiana, Ohio, Texas, Arkansas, and West Virginia. These SNFs are included in the list of entities in Attachment A. Diversicare submits claims to Medicare and Medicaid for the medical services provided at its SNFs to residents who are beneficiaries of these federal healthcare programs. Diversicare’s claims to Medicare were based, in part, on the rehabilitation therapy it provided to beneficiaries, while claims to Tennessee’s Medicaid program, TennCare, required physicians to certify on pre-admission evaluations (PAEs) that patients needed care at a skilled nursing facility.
B.    On July 3, 2012, Mary Haggard filed a qui tam action in the United States District Court for the Middle District of Tennessee captioned United States ex rel. Mary Haggard v. Diversicare Management Services Co., et. al., Civil Action No. 3:12-cv-00669, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Haggard Action”). On or about August 9, 2016, Bryant Fitzmorris filed a qui tam action in the United States District Court for the Western District of Texas captioned United States ex rel. Bryant Fitzmorris v. Diversicare Health Services, Inc., Civil Action No. 5:16-cv-00813 (the “Fitzmorris Action”). On November 28, 2016, the Fitzmorris Action was transferred to the United States District Court for the Middle District of Tennessee and assigned Civil Action No. 3:16-cv-03037. Among other things, the Relators’ qui tam complaints alleged that Diversicare violated the False Claims Act by submitting false claims and statements to Medicare, TRICARE, and Medicaid for payment of services pursuant to the skilled nursing facility benefit that were not reasonable or medically necessary. Concurrent with this Agreement, the United States is intervening for settlement purposes in the Haggard Action and Fitzmorris Action with regard to the Medicare Covered Conduct described below.
C.     The United States contends that Diversicare submitted or caused to be submitted claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 (Medicare), and the United States and Tennessee contend that Diversicare submitted or caused to be submitted claims for payment to TennCare, which is part of the Medicaid Program, 42 U.S.C. §§ 1396-1396w‑5 (TennCare).
D.    The United States contends that it has certain civil claims against Diversicare arising from its alleged submission of false claims to Medicare Part A during the time period from January 1, 2010 through December 31, 2015 for unreasonable, unnecessary, and/or unskilled rehabilitation therapy provided to patients at Diversicare skilled nursing facilities where Medicare Part A was billed for the patient’s stay at the highest reimbursement levels, namely, the Ultra High Resource Utilization Group (RUG). The United States contends that Diversicare’s corporate policies and practices encouraged the provision of such unnecessary therapy untethered to the individual clinical needs of patients, and caused false claims to be submitted. This conduct included submitting claims for Ultra High therapy levels despite evidence that (1) the frequency and duration of physical or occupational therapy were not reasonable or necessary for the patient, (2) the intensity of the physical or occupational therapy was inappropriate for the patient and not reasonable or necessary, (3) services did not require the skills of a therapist to perform them, and (4) speech therapy was medically unnecessary. This included specific instances of improper co-treatment in order to achieve minute thresholds, repetitive and unskilled exercises that did not match plan of care goals to obtain additional minutes, engaging patients in activities contraindicated by underlying medical conditions, inflating ADL scores and extending patient lengths of stay beyond what was medically indicated, billing for services that were not provided, using budgets, goals, and quotas to ensure Ultra High therapy was maximized, and threatening or undertaking adverse actions against employees if they failed to meet the budgets, goals, or quotas. The conduct described heretofore in this Paragraph is hereafter referred to as the “Medicare Covered Conduct.”
The United States and Tennessee further contend that they have certain civil claims against Diversicare arising from Diversicare’s alleged submission to TennCare of PAEs with photocopied or forged physician signatures on certifications required in the submission of claims for nursing facility services rendered to TennCare beneficiaries in Tennessee Diversicare skilled nursing facilities between January 1, 2010 and December 31, 2015 (the “TennCare Covered Conduct”). The conduct in the entirety of Recital D (i.e., the Medicare Covered Conduct and the TennCare Covered Conduct) is referred to collectively below as the “Covered Conduct.”
E.    This Agreement is neither an admission of liability by Diversicare nor a concession by the United States or Tennessee that their respective claims are not well founded.
F.    Relators claim entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Settlement Agreement and to Relators’ reasonable expenses, attorneys’ fees and costs.
To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:
TERMS AND CONDITIONS
1.    Pursuant to the Terms and Conditions outlined herein, Diversicare will pay the United States $9.5 million (Settlement Amount), plus interest at 2.25 percent from June 20, 2019. Within ten days after the Effective Date of this Agreement, Diversicare will pay the United States its first payment of $500,000, plus interest that has accrued at 2.25 percent from June 20, 2019, until the date of payment. Subsequent payments will be made to the United States in accordance with the payment plan set forth in Attachment B (Settlement Payment Schedule), and with other provisions set forth in this Agreement (e.g., provisions setting forth requirements for contingency payments and payments upon default). All payments by Diversicare to the United States under this Agreement will be made by electronic funds transfer pursuant to written instructions to be provided to Diversicare by the United States Department of Justice. Diversicare’s restitution, as described in Internal Revenue Code Section 162(f)(2), to the United States in this matter is $9,079,150, and Diversicare’s restitution, as described in Internal Revenue Code Section 162(f)(2), to Tennessee in this matter is $420,850.  Further, any interest and any portion of the Contingency Payments paid pursuant to this Agreement are restitution, as described in Internal Revenue Code Section 162(f)(2), allocated in the same proportions between the United States and Tennessee. The period between the Effective Date of this Agreement and the date of Diversicare’s final payment under this Agreement shall be known as the Settlement Payment Period.
a.    Contingency Payments. Diversicare agrees to provide sixty (60) days advance, written notice to the United States of the sale by any of the entities listed on Attachment C of any of the real estate interests they own during the Settlement Payment Period (Sale Event).
i.     The United States, at its sole discretion, may terminate this Agreement if Diversicare fails to provide sixty (60) days advanced, written notice of a Sale Event.
ii.    Upon the occurrence of a Sale Event, Diversicare shall make an additional payment of fifty percent (50%) of the total net proceeds (Net Sale Proceeds) from the Sale Event, to the United States by electronic funds transfer, pursuant to written instructions to be provided to Diversicare by the United States Department of Justice, within seven days of the closing on the Sale Event. Net Sale Proceeds is defined as the gross sale price less any outstanding mortgage balance, applicable federal, state, and local taxes or fees, real estate commissions and closing costs owed by Diversicare and/or any of the entities listed on Attachment C.
iii.    Any Contingency Payment made pursuant to this Paragraph 1(a) will be divisible and payable by the United States to Tennessee and Relators pursuant to the terms described in Paragraphs 2 and 3 below.
2.    Conditioned upon the United States receiving the required payments from Diversicare under this Agreement, the United States agrees that it shall pay to the State of Tennessee by electronic funds transfer 44.3 percent of the Medicaid Share as soon as feasible after receipt of each payment. The Medicaid Share is based on the TennCare Covered Conduct and is defined as 10 percent of each payment received by the United States from Diversicare under this Agreement. Diversicare shall have no responsibility or liability as to payment, or remission of payments, between the United States and Tennessee.
3.    Conditioned upon the United States receiving the required payments from Diversicare under this Agreement for the Medicare Covered Conduct, the United States agrees that it shall pay to Relator Mary Haggard by electronic funds transfer 18.5 percent of 90 percent of each such payment received under the Settlement Agreement related to the Medicare Covered Conduct (Haggard Relator’s Share), and the United States shall pay to Relator Bryant Fitzmorris by electronic funds transfer 17 percent of 10 percent of each such payment received under the Settlement Agreement related to the Medicare Covered Conduct (Fitzmorris Relator’s Share), as soon as feasible after receipt of each payment. Diversicare shall have no responsibility or liability as to payment, or remission of payments, between the United States and either Relator.
4.    The terms of any payments by Diversicare to Relators or their counsel for expenses and attorneys’ fees and costs due under 31 U.S.C. § 3730(d) shall be made in accordance with a separate agreement between Diversicare, Relators, and their counsel.
5.    Subject to the exceptions in Paragraph 8 and 9 (concerning reserved claims) below, and subject to Paragraph 12 (concerning disclosure of assets), Paragraph 21 (concerning default), and Paragraph 22 (concerning bankruptcy) below, and conditioned upon the United States’ receipt of the full Settlement Amount plus all accrued interest, the United States releases Diversicare from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud, and Tennessee releases Diversicare from any administrative action seeking exclusion under applicable TennCare rules or regulations and from any civil or administrative monetary claim Tennessee has for the TennCare Covered Conduct under the Tennessee Medicaid False Claims Act, Tenn. Code Ann. §§ 71-5-181, to -185, or the common law theories of payment by mistake, unjust enrichment, and fraud.
6.    Subject to the exceptions in Paragraph 8 and 9 (concerning reserved claims) below, and subject to Paragraph 12 (concerning disclosure of assets), Paragraph 21 (concerning default), and Paragraph 22 (concerning bankruptcy) below, and conditioned upon the United States’ receipt of full payment of the Settlement Amount related to the Medicare Covered Conduct plus all accrued interest, Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, release Diversicare from any civil monetary claim Relators have on behalf of the United States for the Medicare Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733 and from any and all claims either may have personally against Diversicare, its officers, employees or agents as of the date hereof.
7.    In consideration of the obligations of Diversicare in this Agreement and the Corporate Integrity Agreement (“CIA”), entered into between OIG-HHS and Diversicare, and conditioned upon the United States’ receipt of full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Diversicare under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), 42 U.S.C. § 1320a-7(b)(6)(B) (permissive exclusion for unnecessary services), 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities), for the Covered Conduct, except as reserved in this paragraph and in Paragraph 8 (concerning reserved claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Diversicare from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 8, below.
8.    Notwithstanding the releases given in Paragraphs 5, 6, and 7 of this Agreement, or any other term of this Agreement, the following claims and rights of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability of individuals;

g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

h.	Any liability for failure to deliver goods or services due; and

i.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.
9.    Notwithstanding the releases given in Paragraphs 5, 6, and 7 of this Agreement, or any other term of this Agreement, the following claims of Tennessee are specifically reserved and are not released:

a.	Any criminal, civil, or administrative liability arising under the State of Tennessee’s revenue codes;
b.    Any criminal liability;

c.	Any liability to Tennessee for any conduct other than the TennCare Covered Conduct;
d.    Any liability based upon obligations created by this Agreement;

e.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
f.    Any liability for failure to deliver goods or services due;
g.     Any liability for personal injury or property damage or for other consequential damages arising from the TennCare Covered Conduct;

h.	Any liability of individuals; or

i.	Any liability to the State of Tennessee individual consumers or state program payers for claims involving unfair and/or deceptive acts or practices and/or violations of consumer protection laws.
10.    Relators and their heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relators’ receipt of the Relators’ Share, Relators and their heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States and Tennessee, their agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Haggard Action and/or Fitzmorris Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Haggard Action and/or Fitzmorris Action.
11.    Relators, for themselves, and for their heirs, successors, attorneys, agents, and assigns, release Diversicare, and its officers, agents, and employees, from any liability to Relators arising from the filing of the Haggard Action and/or Fitzmorris Action. Relators’ claims for expenses or attorneys’ fees and costs pursuant to 31 U.S.C. § 3730(d) are the subject of a separate agreement between each Relator and Diversicare, and are not released by this Agreement.
12.    Diversicare has provided sworn financial disclosure statements (Financial Statements) to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. Diversicare warrants that the Financial Statements were complete, accurate, and current as of the date provided. If the United States learns of asset(s) in which Diversicare had an interest of any kind at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any false statement or misrepresentation by Diversicare on, or in connection with, the Financial Statements, and if such nondisclosure, false statement, or misrepresentation increases the estimated net worth set forth in the Financial Statements by $1,000,000.00 or more, the United States or Tennessee may at its option: (a) rescind this Agreement and reinstate its suit or file suit based on the Covered Conduct or (b) collect the full Settlement Amount in accordance with the Agreement plus one hundred percent (100%) of the value of the net worth of Diversicare’s previously undisclosed assets. Diversicare agrees not to contest any collection action undertaken by the United States pursuant to this provision, and agrees that it will immediately pay the United States the greater of (i) a ten-percent (10%) surcharge of the amount collected, as allowed by 28 U.S.C. § 3011(a), or (ii) the United States’ reasonable attorneys’ fees and expenses incurred in such an action. In the event that the United States or Tennessee, pursuant to this paragraph, rescinds this Agreement, Diversicare waives and agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States or Tennessee within 120 calendar days of written notification to Diversicare that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available as of July 3, 2012 with respect to the Haggard Action and as of August 9, 2016 with respect to the Fitzmorris Action.
13.    Diversicare waives and shall not assert any defenses Diversicare may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.
14.    Diversicare fully and finally releases the United States and Tennessee, their respective agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Diversicare has asserted, could have asserted, or may assert in the future against the United States and/or Tennessee, their respective agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ and Tennessee’s investigation and prosecution thereof.
15.    Diversicare fully and finally releases Relators and their attorneys from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Diversicare has asserted, could have asserted, or may assert in the future against Relators, related to the Haggard Action and/or the Fitzmorris Action and Relators’ investigation and prosecution thereof, and from any and all claims Diversicare may have personally against Relators as of the date hereof.
16.    The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier) or any state payer, related to the Covered Conduct; and Diversicare agrees not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.
17.    Diversicare agrees to the following:
a.    Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Diversicare, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3)
Diversicare’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)	the negotiation and performance of this Agreement;

(5)	the payment Diversicare makes to the United States pursuant to this Agreement and any payments that Diversicare may make to Relators, including costs and attorneys’ fees; and

(6)
the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in paragraph 17.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Diversicare.
b.    Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Diversicare, and Diversicare shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Diversicare or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
c.    Treatment of Unallowable Costs Previously Submitted for Payment: Diversicare further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Diversicare or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Diversicare agrees that the United States, at a minimum, shall be entitled to recoup from Diversicare any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States and Tennessee reserves their rights to disagree with any calculations submitted by Diversicare or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this paragraph) on Diversicare or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.
d.    Nothing in this Agreement shall constitute a waiver of the rights of the United States and Tennessee to audit, examine, or re-examine Diversicare’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this paragraph.
18.    Diversicare agrees to cooperate fully and truthfully with the United States’ and Tennessee’s investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Diversicare shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Diversicare further agrees to furnish to the United States and Tennessee, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.
19.    This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 20 (waiver for beneficiaries paragraph), below.
20.    Diversicare agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
21.    The Settlement Amount represents the amount the United States and Tennessee are willing to accept in compromise of their civil claims arising from the Covered Conduct due solely to Diversicare’s financial condition as reflected in the Financial Statements referenced in Paragraph 12.
a.    In the event that Diversicare fails to pay the Settlement Amount as provided in the payment schedule set forth in Paragraph 1 above, Diversicare shall be in Default of Diversicare’s payment obligations (“Default”).  The United States will provide a written Notice of Default, and Diversicare shall have an opportunity to cure such Default within seven (7) business days from the date of receipt of the Notice of Default by making the payment due under the payment schedule and paying any additional interest accruing under the Settlement Agreement up to the date of payment.  Notice of Default will be delivered to (1) Diversicare, c/o CEO, 1621 Galleria Blvd, Brentwood, Tennessee 37027 and (2) Bass Berry & Sims PLC, c/o Mark Manner, Glenn Rose, and Jeff Gibson, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201.  If Diversicare fails to cure the Default within seven (7) business days of receiving the Notice of Default, and in the absence of an agreement with the United States to a modified payment schedule (“Uncured Default”), the remaining unpaid balance of the Settlement Amount shall become immediately due and payable, and interest on the remaining unpaid balance shall thereafter accrue at the rate of 12% per annum, compounded daily from the date of Default, on the remaining unpaid total (principal and interest balance).
b.    In the event of Uncured Default, Diversicare agrees that the United States, at its sole discretion, may (i) declare this Agreement breached and proceed against Diversicare for any claims, including those to be released by this agreement; (ii) take any action to enforce this Agreement in a new action or by reinstating the Haggard Action or Fitzmorris Action; (iii) offset the remaining unpaid balance from any amounts due and owing to Diversicare and/or affiliated companies by any department, agency, or agent of the United States at the time of Default or subsequently; and/or (iv)  exercise any other right granted by law, or under the terms of this Agreement, or recognizable at common law or in equity.  At its sole option, the United States may retain any payments previously made, rescind this Agreement and pursue the Haggard Action and/or the Fitzmorris Action or bring any civil and/or administrative claim, action, or proceeding against Diversicare for the claims that would otherwise be covered by the releases provided in Paragraphs 5, 6, and 7 above, with any recovery reduced by the amount of any payments previously made by Diversicare to the United States under this Agreement. The United States shall be entitled to any other rights granted by law or in equity by reason of Default, including referral of this matter for private collection.  In the event the United States pursues a collection action, Diversicare agrees immediately to pay the United States the greater of (i) a ten-percent (10%) surcharge of the amount collected, as allowed by 28 U.S.C. § 3011(a), or (ii) the United States’ reasonable attorneys’ fees and expenses incurred in such an actions.  In the event that the United States opts to rescind this Agreement pursuant to this Paragraph, Diversicare waives and agrees not to plead, argue, or otherwise raise any defenses of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims that are (i) filed by the United States against Diversicare within 120 days of written notification that this Agreement has been rescinded, and (ii) relate to the Covered Conduct, except to the extent these defenses were available on July 3, 2012 with respect to the Haggard Action and August 9, 2016 with respect to the Fitzmorris Action. Diversicare agrees not to contest any offset, recoupment, and/or collection action undertaken by the United States pursuant to this Paragraph, either administratively or in any state or federal court, except on the grounds of actual payment to the United States.
c.    In the event of Uncured Default, OIG-HHS may exclude Diversicare from participating in all Federal health care programs until Diversicare pays the Settlement Amount, with interest, and reasonable costs as set forth above. OIG-HHS will provide written notice of any such exclusion to Diversicare. Diversicare waives any further notice of the exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest such exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion, Diversicare wishes to apply for reinstatement, it must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-.3005. Diversicare will not be reinstated unless and until OIG-HHS approves such request for reinstatement. The option for Exclusion for Default as defined in this paragraph is in addition to, and not in lieu of, the options identified in this Agreement or otherwise available.
22.     In exchange for valuable consideration provided in this Agreement, Diversicare acknowledges the following.
a.    In evaluating whether to execute this Agreement, the Parties intend that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Diversicare, within the meaning of 11 U.S.C. § 547(c)(1), and the Parties conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange.
b.     The mutual promises, covenants, and obligations set forth herein are intended by the Parties to, and do in fact, constitute a reasonably equivalent exchange of value.
c.    The Parties do not intend to hinder, delay, or defraud any entity to which Diversicare was or became indebted to on or after the date of any transfer contemplated in this Agreement, within the meaning of 11 U.S.C. § 548(a)(1).
d.    If Diversicare’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, or if, before the Settlement Amount is paid in full, Diversicare or a third party commences a case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (i) seeking any order for relief of Diversicare’s debts, or to adjudicate Diversicare as bankrupt or insolvent; or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for Diversicare or for all or any substantial part of Diversicare’s assets, the United States (a) may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Diversicare for the claims that would otherwise be covered by the releases provided in Paragraphs 5, 6 and 7; and (b) the United States has an undisputed, noncontingent, and liquidated allowed claim against Diversicare in the amount of Fifty-Six Million dollars ($56 million), less any payments received pursuant to this agreement, provided, however, that such payments are not otherwise avoided and recovered by Diversicare, a receiver, trustee, custodian, or other similar official for Diversicare. Notwithstanding any bankruptcy or other insolvency proceeding by or against Diversicare, however, if Diversicare fully complies with the payment obligations set forth in Paragraph 1 of this agreement and if no payment made under Paragraph 1 is avoided or otherwise recovered from the United States within the applicable statutes of limitations for such avoidance and/or recovery actions, including without limitation the statutes of limitations set forth in 11 U.S.C. §§ 546(a), 549(d) and 550(f), and as extended by any court of competent jurisdiction, the United States shall not rescind the releases provided in Paragraphs 5, 6, and 7 pursuant to this Paragraph.
e.    Diversicare agrees that any such civil and/or administrative claim, action, or proceeding brought by the United States is not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) because it would be an exercise of the United States’ police and regulatory power. Diversicare shall not argue or otherwise contend that the United States’ claim, action, or proceeding is subject to an automatic stay and, to the extent necessary, consents to relief from the automatic stay for cause under 11 U.S.C. § 362(d)(1). Diversicare waives and shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claim, action, or proceeding brought by the United States within 120 days of written notification to Diversicare that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on July 3, 2012 with respect to the Haggard Action and August 9, 2016 with respect to the Fitzmorris Action.
23.    Upon receipt of the first payment described in Paragraph 1, above, the United States and Relators shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action pursuant to Rule 41(a)(1): (1) dismissing with prejudice all claims asserted on behalf of the United States against Diversicare in the Haggard Action and Fitzmorris Action for the Medicare Covered Conduct as set forth in this Agreement, and (2) dismissing with prejudice to the Relators and without prejudice to the United States any remaining claims asserted on behalf of the United States against Diversicare in the Haggard Action and Fitzmorris Action.
24.    Except as provided in Paragraph 4 of the Terms and Conditions, above, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
25.    Each Party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.
26.    This Agreement is governed by the laws of the United States. The exclusive venue for any dispute relating to this Agreement is the United States District Court for the Middle District of Tennessee, Nashville Division. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
27.    This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties. Forbearance by the United States from pursuing any remedy or relief available to it under this Agreement shall not constitute a waiver of rights under this Agreement.
28.    The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.
29.    This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
30.    This Agreement is binding on Diversicare’s successors, transferees, heirs, and assigns.
31.    This Agreement is binding on Relators’ successors, transferees, heirs, and assigns.
32.    All Parties consent to the United States’ and Tennessee’s disclosure of this Agreement, and information about this Agreement, to the public.
33.    This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 2/7/2020         BY:     /s/ Yolonda Campbell
Yolonda Campbell
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED: 2/14/2020         BY:    /s/ Sarah K. Bogni
Sarah K. Bogni
Assistant United States Attorney
United States Attorney’s Office
Middle District of Tennessee

DATED: 2/5/2020         BY:    /s/ Lisa M. Re
Lisa M. Re
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services

TENNESSEE

DATED: 2/14/2020         BY:    /s/ Herbert H. Slatery III
Herbert H. Slatery III
Attorney General and Reporter

DIVERSICARE ENTITIES

DATED: 1/31/2020         BY:    /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Executive Officer,
Diversicare Healthcare Services, Inc.

DATED: 1/31/2020         BY:    /s/ Jeff Gibson
Glenn Rose
Jeff Gibson
Bass, Berry & Sims, PLC
Counsel for Diversicare Healthcare Services, Inc.

RELATORS

DATED: 2/3/2020         BY:    /s/ Mary Haggard
Mary Haggard

DATED: 1/31/2020         BY:    /s/ Anna Dover
Anna Dover
Kreindler & Associates
Counsel for Relator Mary Haggard

DATED: 1/31/2020         BY:    /s/ William Michael Hamilton, Esq
William Michael Hamilton, Esq.
Provost, Umphrey Law Firm, LLP
Counsel for Relator Mary Haggard

DATED: 2/3/2020         BY:    /s/ Bryant Fitzmorris
Bryant Fitzmorris

DATED: 2/3/2020         BY:    /s/ William Hurlock
William Hurlock
Christopher Furlong
Mueller Law LLC
Counsel for Relator Fitzmorris

DATED: 2/3/2020         BY:    /s/ Edmund J. Schmidt, III
Edmund J. Schmidt, III
Law Office of Eddie Schmidt
Counsel for Relator Fitzmorris

ATTACHMENT A

Diversicare Skilled Nursing Facility List

	Entity Legal Name	Street Address	City, State
1	Brookshire Healthcare Center	4320 Judith Ln.	Huntsville, AL 35805
2	Canterbury Healthcare Facility	1720 Knowles Rd.	Phenix City, AL 36869
3	Diversicare of Big Springs	500 St. Clair Ave. SW	Huntsville, AL 35801
4	Hartford Health Care	217 Toro Rd.	Hartford, AL 36344
5	Lynwood Nursing Home	4164 Halls Mill Rd.	Mobile, AL 36693
6	Northside Healthcare	700 Hutchins Ave.	Gadsden, AL 35901
7	Windsor House	4411 McAllister Dr.	Huntsville, AL 35805
8	Hardee Manor Healthcare Center	401 Orange Pl.	Wauchula, FL 33873
9	Cedar Hills Healthcare Center	2061 Hyde Park Rd.	Jacksonville, FL 32210
10	Golfcrest Healthcare Center	600 North 17th Avenue	Hollywood, FL 33020
11	Golfview Healthcare Center	3636 10th Avenue North	St. Petersburg, FL 33713
12	Southern Pines Healthcare Center	6140 Congress Street	New Port Richey, FL 34653
13	Diversicare of Chanute	530 West 14th Street	Chanute, KS 66720
14	Diversicare of Council Grove	400 Sunset Drive	Council Grove, KS 66846
15	Diversicare of Haysville	215 North Lamar Avenue	Haysville, KS 67060
16	Diversicare of Hutchinson	1202 East 23rd Avenue	Hutchinson, KS 67502
17	Diversicare of Larned	1114 West 11th Street	Larned, KS 67550
18	Diversicare of Sedgwick	712 Monroe Avenue	Sedgwick, KS 67135
19	Clinton Place	106 Padgett Dr.	Clinton, KY 42031
20	Boyd Nursing & Rehab Center	12100 Princeland Spur	Ashland, KY 41102
21	Carter Nursing & Rehab Center	P. O. Box 904 (250 McDavid Blvd.)	Grayson, KY 41143
22	Diversicare of Fulton	1004 Holiday Lane	Fulton, KY 42041
23	Diversicare of Glasgow	300 Westwood Street	Glasgow, KY 42141
24	Diversicare of Greenville	521 Greene Drive	Greenville, KY 42345
25	Diversicare of Nicholasville	100 Sparks Avenue	Nicholasville, KY 40356
26	Elliott Nursing & Rehab Center	20 Howards Creek Rd. (P.O. Box 694)	Sandy Hook, KY 41171

27	Highlands Health & Rehab Center	1705 Stevens Avenue	Louisville, KY 40205
28	Diversicare of Seneca Place	3526 Dutchmans Lane	Louisville, KY 40205
29	South Shore Nursing & Rehab Center	P.O. Box 489 (405 S.M. Roberson Dr.)	South Shore, KY 41175
30	West Liberty Nursing & Rehab Center	P.O. Box 219 (774 Liberty Rd.)	West Liberty, KY 41472
31	Wurtland Nursing & Rehab Center	P.O. Box 677 (100 Wurtland Ave.)	Wurtland, KY 41144
32	Diversicare of St. Joseph	3002 North 18th St.	St. Joseph, MO 64505
33	Riverside Place	1616 Weisenborn Rd.	St. Joseph, MO 64507
34	St. Joseph Chateau	811 North 9th St.	St. Joseph, MO 64501
35	Best Care Nursing & Rehab Center	2159 Dogwood Ridge	Wheelersburg, OH 45694
36	Diversicare of Bradford Place	1302 Millville Avenue	Hamilton, OH 45013
37	Diversicare of Siena Woods	6125 North Main Street	Dayton, OH 45415
38	Diversicare of St. Theresa	7010 Rowan Hill Drive	Cincinnati, OH 45227
39	Avon Place	32900 Detroit Road	Avon, OH 44011
40	Ontario Pointe	2124 Park Avenue, West	Ontario, OH 44906
41	Diversicare of Providence	4915 Charlestown Road	New Albany, IN 47150
42	Diversicare of Oak Ridge	100 Elmhurst Dr.	Oak Ridge, TN 37830
43	Diversicare of Claiborne	902 Buchanan Rd.	New Tazewell, TN 37825
44	Diversicare of Dover	P.O. Box 339 (537 Spring St.)	Dover, TN 37058
45	Diversicare of Martin	158 Mount Pelia Rd.	Martin, TN 38237
46	Diversicare of Smyrna	200 Mayfield Dr.	Smyrna, TN 37167
47	Afton Oaks Nursing & Rehab Center	7514 Kingsley	Houston, TX 77087
48	Ballinger Healthcare & Rehab Center	2001 6th Street	Ballinger, TX 76821
49	Brentwood Terrace Healthcare & Rehab Center	2885 Stillhouse Rd.	Paris, TX 75462
50	Chisolm Trail Nursing & Rehab Center	107 N. Medina	Lockhart, TX 78644
51	Diversicare of Lake Highlands	9009 White Rock Trail	Dallas, TX 75238
52	Estates Healthcare & Rehab Center	201 Sycamore School Rd.	Fort Worth, TX 76134
53	Diversicare of Luling	208 Maple Street	Luling, TX 78648
54	Lampasas Nursing & Rehab Center	611 N. Broad	Lampasas, TX 76550

55	Normandy Terrace Healthcare & Rehab Center	841 Rice Rd.	San Antonio, TX 78220
56	Oakmont Healthcare & Rehab Center of Humble	8450 Will Clayton Pkwy.	Humble, TX 77338
57	Oakmont Healthcare & Rehab Center of Katy	1525 Tull Dr.	Katy, TX 77449
58	Treemont Healthcare & Rehab Center	5550 Harvest Hill Rd. Suite 500	Dallas, TX 75230
59	Yorktown Nursing & Rehab Center	670 West 4th St. (P.O. Box 805)	Yorktown, TX 78164
60	Arbor Oaks Healthcare & Rehab Center	105 Russellville Rd.	Malvern, AR 72104
61	Ash Flat Healthcare & Rehab Center	66 Ozbirn Ln.	Ash Flat, AR 72513
62	Conway Healthcare & Rehab Center	2603 Dave Ward Dr.	Conway, AR 72034
63	Des Arc Nursing & Rehab Center	2216 West Main St.	Des Arc, AR 72040
64	Garland Nursing & Rehab Center	610 Carpenter Dam Rd.	Hot Springs, AR 71901
65	Newport Healthcare & Rehab Center	1311 N. Pecan St.	Newport, AR 72112
66	Ouachita Nursing & Rehab Center	1411 Country Club Rd.	Camden, AR 71701
67	Pocahontas Healthcare & Rehab Center	105 Country Club Rd.	Pocahontas, AR 72455
68	Rich Mountain Nursing & Rehab Center	306 Hornbeck	Mena, AR 71953
69	Sheridan Healthcare & Rehab Center	113 South Briarwood Rd.	Sheridan, AR 72150
70	The Pines Nursing & Rehab Center	524 Carpenter Dam Rd.	Hot Springs, AR 71901
71	Walnut Ridge Nursing & Rehab Center	1500 West Main	Walnut Ridge, AR 72476
72	Boone Nursing & Rehab Center	P.O. Box 605 (462 Kenmore Dr.)	Danville, WV 25053
73	Laurel Nursing & Rehab Center	1053 Clinic Dr.	Ivydale, WV 25113
74	Rose Terrace Health & Rehab Center	30 Hidden Brook Way	Culloden, WV 25510

ATTACHMENT B

DIVERSICARE PAYMENT SCHEDULE

Annual Payment	Payment Date	Payment Amount	2.25% Interest	Principal	Balance
Settlement Amount					$9,500,000.00
Initial payment	2/24/2020	$500,000.00 plus handshake interest	handshake interest (accrued at 2.25 percent per anum from June 20, 2019)	$500,000.00	$9,000,000.00
Year 1	2/24/2021	$1,202,500.00	$202,500.00	$1,000,000.00	$8,000,000.00
Year 2	2/24/2022	$1,180,000.00	$180,000.00	$1,000,000.00	$7,000,000.00
Year 3	2/24/2023	$1,657,500.00	$157,500.00	$1,500,000.00	$5,500,000.00
Year 4	2/23/2024	$2,623,750.00	$123,750.00	$2,500,000.00	$3,000,000.00
Year 5	2/23/2025	$3,067,500.00	$67,500.00	$3,000,000.00	$0.00
Total		$10,231,250.00 plus handshake interest	$731,250.00 plus handshake interest	$9,500,000.00

Attachment C

1. Diversicare Selma Property, LLC
2. Diversicare Hartford Property, LLC
3. Diversicare Windsor House Property, LLC
4. Diversicare Chanute Property, LLC
5. Diversicare Council Grove Property, LLC
6. Diversicare Haysville Property, LLC
7. Diversicare Hutchinson Property, LLC
8. Diversicare Larned Property, LLC
9. Diversicare Sedgwick Property, LLC
10. Diversicare Briarcliff Property, LLC
11. Diversicare Afton Oaks Property, LLC
12. Diversicare Chisolm Property, LLC
13. Diversicare Hillcrest Property, LLC
14. Diversicare Lampasas Property, LLC
15. Diversicare Yorktown Property, LLC

27917297.1

DIVERSICARE SETTLEMENT AGREEMENT